EXHIBIT 23(a)


               CONSENT OF ERNST & YOUNG LLP



     We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 for the registration of American General Corporation (AGC)
Common Stock pertaining to The United States Life Insurance
Company Retirement Plan for General Agents and Producers and to the incorporation by reference therein of our report dated February 14, 1997 (except Note 2.5, as to which the date is June 17, 1997), with respect to the consolidated financial statements and schedules of AGC included in its Current Report on Form 8-K dated October 10, 1997, filed with the Securities and Exchange Commission.




                                   ERNST & YOUNG LLP
Houston, Texas
October 10, 1997

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